Exhibit 3.2

ARTICLES OF AMENDMENT TO
SUNSHINE EQUITIES CORP.

    THE UNDERSIGNED. being the President of SUNSHINE EQUITIES CORP., does hereby amend its Articles of Incorporation as follows:

ARTICLE I
CORPORATE NAME

    The name of the Corporation shall be LAL Ventures Corp.

    I hereby certify that the following was adopted by a majority vote of the shareholders and directors of the corporation on August 11, 1998 and that the number of votes cast was sufficient for approval.

    IN WITNESS WHEREOF, I have hereunto subscribed to and executed this Amendment to Articles of Incorporation this on August 11, 1998.

/s/ ERIC P. LITTMAN
Eric P. Littman, President

    The foregoing' instrument was acknowledged before me on August 11, 1998, by Eric P. Littman, who is personally known to me.

/s/ ISABEL J. CANTERA
Notary Public

My commission expires:	ISABEL J. CANTERA
MY COMMISSION # CC 429309
EXPIRES: February 25, 1999
Bonded Thru Notary Public Underwriters